EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") made as of the 18th day of March, 2008 by and between ACURA PHARMACEUTICALS, INC., a New York corporation (the "Corporation"), with administrative offices at 616 N. North Court, Suite 120, Palatine, IL 60067 and ROBERT JONES, residing at 20 Beekman Terrace, Summit, NJ 07901(the "Employee").

W I T N E S S E T H

WHEREAS, the Corporation desires to employ the Employee to engage in such activities and to render such services as are required under the terms and conditions hereof and the Board of Directors has authorized and approved the execution of this Agreement; and

WHEREAS, the Employee desires to be employed by the Corporation under the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Services. Commencing on April 7, 2008 (the “Commencement Date”) the Corporation shall employ the Employee for the Term (as hereinafter defined in Section 2 hereof), to render exclusive and full-time paid services to the business and affairs of the Corporation as the Senior Vice President and Chief Operating Officer of the Corporation, subject to the direction of the Corporation's Chief Executive Officer ("CEO") and the Board of Directors of the Corporation, and, in connection therewith, commencing on the Commencement Date the Employee shall have all the duties and responsibilities customarily rendered by a Senior Vice President and Chief Operating Officer, and as may be further reasonably and customarily directed or requested to be performed by the CEO, to whom the Employee shall report, or the Board of Directors, and to use his commercially reasonable best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries. The Employee shall perform the services as Senior Vice President and Chief Operating Officer at his home office as well as by traveling to the Corporation's Culver, Indiana facility and Palatine, Illinois offices and such other locations as shall be designated by the CEO or the Board of Directors from time to time, including, without limitation, the locations of contract research organizations, clinical trial sites, and such other locations as shall be required for meetings or presentations with prospective investors, counsel, prospective partners and other locations as the CEO or the Board of Directors shall determine to be in the best business interests of the Corporation.

1.2  Acceptance. The Employee hereby accepts such employment and agrees to render the services described in Section 1.1 hereof.

2. Term of Employment. The term of the Employee’s employment under this Agreement shall commence on the Commencement Date of this Agreement and shall expire on December 31, 2009 (the “Initial Term”), unless sooner terminated pursuant to Section 7 of this Agreement; provided, however, that the term of the Employee’s employment hereunder shall automatically be extended for successive one (1) year periods (each, a “Renewal Period” and together with the Initial Term, the “Term”) unless either the Corporation or the Employee provides written notice of non-renewal of the Employee’s employment with the Corporation ninety (90) days prior to the expiration of the Initial Term or any Renewal Period. The expiration of the Initial Term or any Renewal Period pursuant to the Corporation’s provision of a written notice of non-renewal as provided in this Section 2 shall not be deemed a termination of Employee’s employment.

3. Compensation. In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive from the Corporation the following compensation:

(a) Base Salary. The Corporation shall pay the Employee an aggregate base salary at the initial annual rate of $290,000 (the "Base Salary"), commencing on the Commencement Date and payable in equal bi-weekly installments, less such deductions or amounts to be withheld as shall be required by applicable laws and regulations. The Employee’s Base Salary shall be reviewed at least annually and be subject to increase by the Board of Directors of the Corporation, in its sole and absolute discretion.

(b) Annual Bonus. During the Term, the Employee will be eligible to receive from the Corporation an annual bonus (the “Bonus”) in the amount of up to thirty percent (30%) of the Employee’s then current annual Base Salary during the fiscal year (or portion thereof) for which the Bonus may be awarded. The Bonus will be based upon the achievement of such targets, conditions or parameters (the “Bonus Criteria”) as will be agreed upon by the Employee and the Board of Directors or the Compensation Committee of the Board of Directors of the Corporation within (i) sixty (60) days of the date of this Agreement, in the case of the first fiscal year of the Initial Term, and (ii) sixty (60) days of (before or after) the beginning of each fiscal year thereafter. The Bonus shall be paid at the same time as the bonuses are paid to other executive officers, but in any event within seventy five (75) days following the end of the Corporation’s fiscal year.

4. Expenses.

The Corporation shall pay or reimburse the Employee for all reasonable expenses which are in accordance with the Corporation’s expense policy in force from time to time and which are actually incurred or paid by the Employee during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Corporation may reasonably require. Such expenses shall include, but not be limited to, business travel, travel to corporate facilities and related temporary living expenses, meals and lodging, and business entertainment. Such expenses shall also include fees and expenses associated with membership in various business and civic associations, approved in advance by the Compensation Committee of the Board of Directors of the Corporation, in which the Employee’s participation is in the Corporation’s best interest.

5. Additional Benefits.

(a) In General. In addition to the compensation and expenses to be paid under Sections 3 and 4 hereof, the Employee will be entitled to such rights and benefits for which he may be eligible under any insurance, profit-making, incentive, bonus, stock option, stock grant or pension or retirement plan of the Corporation as the Board of Directors shall adopt from time to time in its sole and absolute discretion for the benefit of senior executives or employees generally of the Corporation.

(b) Stock Options. (i) Upon the Commencement Date, the Employee shall be granted stock options to purchase 30,000 shares of the Corporation’s common stock, $.01 par value per share (the "Employment Date Option") at an exercise price per share equal to the last sale price of the Corporation’s common stock on the trading day immediately preceding the Commencement Date, as reported by the NASDAQ Capital Market. The Employment Date Option shall vest and be exercisable at the rate of 1,500 shares on the last day of each calendar month beginning May 31, 2008. The Employment Date Option shall have a ten (10) year term, subject to earlier termination as set forth in Section 7 upon the termination of the Employee’s employment with the Corporation and shall be evidenced by the Stock Option Agreement substantially in the form of Exhibit A hereto. The Employee and the Corporation agree that the Employment Date Option is issued pursuant to the Corporation’s 1998 Stock Option Plan, as amended. The Corporation shall use commercially reasonable best efforts to maintain the effectiveness of its Registration Statement on Form S-8 relating to the 1998 Stock Option Plan as filed with the Securities and Exchange Commission.

(ii) The Employee will also be eligible in the future to receive option grants based on performance or on achievement milestones as determined by the Board of Directors or the Compensation Committee.

(iii) The Employment Date Option and any other stock option granted to the Employee by the Corporation during the Term are referred to herein collectively as the “Options”.

(c) Restricted Stock Units. (i) Upon the Commencement Date, the Corporation shall grant to the Employee a Restricted Stock Unit Award Agreement in the form of Exhibit B hereto which, subject to its terms and the terms of the Corporation’s 2005 Restricted Stock Unit Award Plan, provides for the Corporation’s issuance of up to Fifty Thousand (50,000) shares of the Corporation’s common stock, $.01 par value per share (the “Employment Date Restricted Stock Units”). The Employment Date Restricted Stock Units shall vest at the rate of 2,500 restricted stock units on the last day of each calendar month commencing May 31, 2008. Notwithstanding anything to the contrary contained in this Employment Agreement, the grant, vesting and distribution relating to the Employment Date Restricted Stock Units will be governed solely by Corporation’s 2005 Restricted Stock Unit Award Plan and the Restricted Stock Unit Award Agreement attached as Exhibit B hereto between the Corporation and the Employee. The Corporation shall use commercially reasonable best efforts to maintain the effectiveness of the Registration Statement on Form S-8 relating to the 2005 Restricted Stock Unit Award Plan as filed with the Securities and Exchange Commission.

(ii) The Employment Date Restricted Stock Units and any other restricted stock units granted to the Employee by the Corporation during the Term are referred to herein collectively as the “Restricted Stock Units”.

6. Vacation. The Employee shall be entitled to four (4) weeks of vacation during each year of the Term, to be taken at a time or times mutually agreed upon by the Employee and the Corporation; provided, however, that not more than one (1) week of such vacation period may be carried over to the year immediately following the year in which such vacation was to be taken, unless otherwise required by applicable law.

7. Termination.

7.1  Death. If during the Term the Employee shall die, the Employee’s employment under this Agreement shall terminate as of the date of the Employee's death. Upon such termination under this Section 7.1 the Corporation shall pay to or for the benefit of the Employee to such person or persons as the Employee shall designate by notice to the Corporation from time to time or, in the absence of such designation, the Employee’s spouse (the “Employee’s Designees”), in a lump sum in cash within thirty (30) days from the date of the Employee's death (a) the accrued but unpaid portion of the Base Salary payable hereunder, and (b) any accrued and unpaid vacation. Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee, the Employee's Designees shall be entitled to exercise the Employee’s vested option shares during the twelve (12) months following the date of termination under this Section 7.1. At the expiration of such twelve (12) month period, the Options shall terminate.

7.2  Disability. In the event of the Employee’s "mental or physical disability" (as defined herein) which continues for (i) a period of longer than sixty (60) consecutive days, or (ii) such periods aggregating one hundred twenty (120) days during any 365 consecutive days, such that the Employee is, despite reasonable accommodation, unable to substantively perform the essential functions of his position for said periods, the determination of which shall be confirmed by the Board of Directors in the manner hereinafter provided, this Agreement shall terminate upon thirty (30) days' prior written notice to the Employee from the Corporation (the "Disability Termination Date"). The Corporation shall continue to pay to the Employee during the period of his mental or physical disability the Base Salary provided in Section 3 of this Agreement as well as provide the benefits described herein; provided, however, that the Base Salary shall be reduced by any disability insurance payments paid to the Employee by a policy paid for by the Corporation. On the Disability Termination Date, (a) the Employee’s Base Salary shall cease, and (b) the Corporation shall pay to the Employee, in a lump sum in cash, any accrued and unpaid vacation. Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee, the Employee's Designees shall be entitled to exercise his vested option shares for twelve (12) months following the date of termination under this Section 7.2. At the expiration of such twelve (12) month period, the Options shall terminate.

As used herein, the term "mentally or physically disabled" shall have the meaning ascribed thereto in the Corporation’s disability insurance policy then in force and effect for the Employee or, if no such disability policy then exists, it shall mean the inability of the Employee, by reason of physical or mental injury, illness or other similar cause to perform the essential functions of his duties and responsibilities in connection with the conduct of the business and affairs of the Corporation as determined by a reputable physician of the Corporation’s selection. The Employee hereby consents to, and agrees to make himself available for, such examination.

7.3  Termination For Cause. The Corporation may at any time during the Term, by written notice, and after affording the Employee the opportunity to be heard in person by the Board of Directors, terminate this Agreement and discharge the Employee for "Cause", whereupon the Corporation's obligation to pay compensation or any other amounts payable hereunder to or for the benefit of the Employee shall terminate on the date of such discharge except for accrued and unpaid Base Salary and expenses to the date of discharge. For purposes of this Agreement, the term "Cause" shall mean: (i) any act of the Employee’s constituting willful misconduct which is materially detrimental to the Corporation’s best interests, including misappropriation of, or intentional damage to, the funds, property or business of the Corporation; (ii) conviction of a felony or of a crime involving moral turpitude or conviction of any crime involving dishonesty or fraud with respect to the Corporation or any of its affiliates; (iii) material failure of the Employee to perform his duties in accordance with this Agreement after written notice to the Employee by the Board of Directors specifying such failure and giving the Employee fourteen (14) days to correct the defects in performance; or (iv) breach by the Employee of any material provision hereof which, if capable of remedy, remains unremedied for more than fourteen (14) days after written notice. In the event the Employee is terminated by the Corporation for Cause or if the Employee resigns other than for Good Reason (as defined in Section 7.5), the Employee shall be entitled to exercise (i) the vested portion of the Options within forty (40) days of such termination or resignation. At the expiration of such ninety (90) day exercise period, the unexercised Options shall terminate.

7.4  Termination Without Cause. The Corporation may terminate the Employee's employment with the Corporation at any time "without Cause", upon thirty (30) days' written notice to the Employee. A termination "without Cause" shall mean a termination of the Employee's employment other than due to death, disability or for Cause as provided in Sections 7.1, 7.2, and 7.3, respectively.

7.5 Termination By the Employee For Good Reason. The Employee may terminate his employment for "Good Reason", upon thirty (30) days' written notice to Corporation. "Good Reason" shall mean a termination of employment by the Employee following, without the Employee's express prior written consent: (i) any material diminution in the Employee's duties, status, offices, reporting requirements, or job title, except in connection with termination of the Employee's employment for Cause as provided in Section 7.3 or death or disability as provided in Sections 7.1 and 7.2; (ii) the failure of the Corporation timely to pay the Employee's salary, bonus or benefits due the Employee or any material breach by the Corporation of this Agreement, in each case within ten (10) days of the Corporation's receipt of written notice from the Employee to that effect, which remains uncured at the end of such ten (10) day period; (iii) any change in the Corporation's pay plan or employment agreement with the Employee that results in a material diminution of the Employee's annual Base Salary or eligible Bonus amounts; (iv) notice by the Corporation to not renew this Agreement pursuant to Section 2, or (v) the failure of the Corporation to obtain an agreement from any successor to the Corporation to assume and agree to perform this Agreement.

7.6  Payment, Benefits and Stock Options Upon Termination Without Cause Or For Good Reason.

(a) Cash Payments and Severance. In the event of a termination by the Corporation of the Employee's employment with the Corporation without Cause or a termination by the Employee of his employment with the Corporation for Good Reason, during the Term, the Corporation shall pay to the Employee,
(i) each of the following amounts:

(x)	the Employee’s accrued and unpaid Base Salary through and including the date of termination;

(y)	the Employee’s then accrued and unused vacation through and including the date of termination; and

(z)
the Employee’s then accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination and assuming full achievement of the Bonus Criteria for such year, based on the number of days that the Employee remained in the employ of the Corporation during the year for which the Bonus is due;

The payments provided in subsections (x), (y) and (z) above, shall be paid in a single lump sum in cash within thirty (30) days after the date of termination; and

(ii)
one (1) year of the Employee's Base Salary in effect immediately prior to the date of termination (”Severance Pay”). The amount of such Severance Pay together with the payment under 7.6(a)(i)(z) that does not exceed the Applicable Limit, shall be paid in equal monthly installments over the Severance Period (as defined in Section 7.6(b)). To the extent the Severance Pay together with the payment under Section 7.6(a)(i)(z) exceeds the Applicable Limit, (A) one-half of the amount exceeding the Applicable Limit shall be paid six months and one day after the date of termination, and (B) one-half of the amount exceeding the Applicable Limit shall be paid in six equal monthly installments commencing with the seventh month after the date of termination. The Applicable Limit is the amount which may not be exceeded as specified in Treas. Reg. 1-.409A-1(b)(iii)(A) (generally the lesser of $450,000 (for 2007) and two times Employee’s compensation).

(b) Benefits. In addition, the Employee shall be entitled to any benefits under any employee benefit plans, and for twelve (12) months from the date of termination (“Severance Period”), the Employee will, at the Employee’s option, (i) continue to receive all benefits to which he was entitled pursuant to Section 5(a) of this Agreement as of the date of termination including continued medical, dental, disability, and life insurance coverage for the Employee and the Employee's family, on terms substantially as in effect on the date of termination, subject to the payment by the Employee of all applicable employee contributions, or (ii) receive a payment in cash following his termination without Cause or for Good Reason representing the value of such continued benefits, plus any income tax payable by the Employee on such value. The amount provided in subsection (ii) shall be paid (A) in a single lump sum payment within thirty (30) days of the date of termination if such termination is by the Corporation without Cause, and (B) in a single lump sum payment six months and one day following the date of termination if such termination is by the Employee for Good Reason. If the Employee elects option (i) above and for any reason at any time the Corporation is unable to treat the Employee as being or having been an employee of the Corporation under any benefits plan in which he is entitled to participate and as a result thereof the Employee receives reduced benefits under such plan during the period that the Employee is continuing to receive payments pursuant to this Section 7.6(b), then the Corporation shall provide the Employee with such benefits by direct payment or, at the Corporation’s option, by making available equivalent benefits from other sources. During the Severance Period, the Employee shall not be entitled to receive salary and/or benefits except as provided herein and shall not be entitled to participate in any employee benefit plan of, or receive any other benefit from, the Corporation that is introduced after the date of termination, except that an appropriate adjustment shall be made if such new employee benefit or employee benefit plan is a replacement for or amendment to an employee benefit or employee benefit plan in effect as of the date of termination.

(c) Stock Options. In the event of a termination of the Employee's employment with the Corporation without Cause or a termination by the Employee of his employment with the Corporation for Good Reason, during the Term, the Corporation shall accelerate fully the vesting of any outstanding Option granted to the Employee. In connection therewith, the Corporation shall cause all restrictive legends, stop transfer orders or similar restrictions to be removed from such shares, except as required by applicable law. Additionally, notwithstanding any language to the contrary contained in any Option agreements with the Employee, the Employee shall be entitled to exercise his vested Option shares for twelve (12) months following the date of termination without Cause or resignation for Good Reason. At the expiration of such twelve (12) month period, all Options shall terminate.

(d) Restricted Stock Units. The terms of the Corporation’s 2005 Restricted Stock Unit Award Plan and the Restricted Stock Unit Award Agreements between the Corporation and the Employee issued pursuant to the 2005 Restricted Stock Unit Award Plan shall govern the vesting and distribution relating to any Restricted Stock Units.

7.7  Change of Control. In the event that (i) a Change of Control (as hereinafter defined) occurs during the Term and (ii) the Employee's employment with the Corporation is terminated by the Corporation without Cause or the Employee resigns or terminates his employment hereunder for Good Reason, the Employee shall be entitled to the accrued salary, unused vacation, bonus, Severance Pay, benefits, and stock option treatment as are provided in Sections 7.6(a), (b), and (c) above, except, that the Severance Pay shall be payable in a lump sum in cash (x) within thirty-one (31) days after the date of such termination; provided such termination occurs within two years after the Change of Control and such Change of Control meets the requirements for a “change of control” under Section 409A of the Code, or (y) six months and one day after such termination if the requirements of subsection (x) are not met. The Employee shall give the Corporation not less than sixty (60) days' prior written notice of a termination of employment with the Corporation following a Change of Control transaction if the Employee is terminating for Good Reason. Notwithstanding any language to the contrary contained in any Option agreement with the Employee, the Employee shall be entitled to exercise his vested Option shares for twelve (12) months following the date of termination without Cause or resignation for Good Reason. At the expiration of such twelve (12) month period, all Options shall terminate.

For purposes of this Section 7.7, the term "Change of Control" means the occurrence of any of the following, in one or a series of related transactions: (v) the sale or transfer of fifty percent (50)% or more of the Outstanding Shares of the Corporation to any person or entity other than (i) a transfer to a wholly-owned subsidiary of the Corporation, or (ii) a transfer by a holder or holders of the Corporation's common stock or convertible securities as of the date hereof to Affiliates (as defined below); or (w) the sale, lease or other transfer of all or substantially all of the assets or earning power of the Corporation to any person or entity other than (i) to a wholly-owned subsidiary of the Corporation, (ii) to an Affiliate whereby the purpose or effect of such transfer is to provide for the transfer by a holder or holders of the Corporation’s common stock or convertible securities as of the date hereof of such holders’ direct or indirect interests in the assets of the Corporation to Affiliates and so long as such transfer does not result in a transaction described by one of the other clauses of this paragraph of Section 7.7, or (iii) the license of all or any portion of the Corporation’s Aversion® Technology, in one or more transactions; or (x) merger, consolidation, reorganization, recapitalization, share exchange, business combination or a similar transaction which results in any person or entity (other than the persons who are shareholders or security holders of the Corporation immediately prior to such transaction (or their Affiliates as of the date of such transaction)) owning fifty percent (50%) or more of the Outstanding Shares or combined voting power of the Corporation; or (y) merger, consolidation, reorganization, business combination or a similar transaction in which the Corporation is not the surviving entity; or (z) a transaction commonly known as “going private” whereby the Corporation engages one or a series of transactions which results in the Corporation not being required to file periodic reports with the Securities and Exchange Commission, unless the Employee is a participant in such transaction. "Outstanding Shares" shall mean the total number of common shares and common share equivalents of the Corporation outstanding at the time the Change of Control, including, without limitation, shares of common stock underlying debentures, preferred stock, options, warrants and other convertible securities. "Affiliate" shall mean (i) any person or entity controlling, controlled by or under the common control of the existing holders of common stock or convertible securities of the Corporation and (ii) any partner, shareholder or member of the existing holders of common stock or convertible securities of the Corporation. For the purposes hereof, “control” shall mean the direct or indirect ownership of at least fifty (50%) percent of the outstanding shares or other voting rights of the subject entity or if it possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such other entity.

In the event that the Employee resigns or terminates his employment following a Change of Control as described above, the Employee acknowledges and agrees that upon the request of the Corporation, he will execute and deliver a release in customary form releasing all claims of the Employee arising out of his employment with the Corporation except for the obligations of the Corporation under this Agreement.

8. Protection of Confidential Information. In view of the fact that the Employee's work for the Corporation will bring him into close contact with all the confidential affairs thereof, and plans for future developments, the Employee agrees to the following:

8.1  Secrecy. During the Term and for five (5) years after the date of termination of the Employee’s employment, to preserve the confidential nature of, and not disclose, reveal, or make accessible to anyone other than the Corporation’s officers, directors, employees, consultants or agents, otherwise than within the scope of his employment duties and responsibilities hereunder, any and all documents, information, knowledge or data of or pertaining to the Corporation, its subsidiaries or affiliates, including, without limitation, the Aversion® Technology, or pertaining to any other individual, firm, corporation, partnership, joint venture, business, organization, entity or other person with which the Corporation or any of its subsidiaries or affiliates may do business during the Term (including licensees, licensors, manufacturers, suppliers and customers of the Corporation or any of its subsidiaries or affiliates) and which is not in the public domain, including trade secrets, "know how", names and lists of licensees, licensors, manufacturers, suppliers and customers, development plans or programs, statistics, manufacturing and production methods, processes, techniques, pricing, marketing methods and plans, specifications, advertising plans and campaigns or any other matters, and all other confidential information of the Corporation, its subsidiaries and affiliates (hereinafter referred to as "Confidential Information"). The restrictions on the disclosure of Confidential Information imposed by this Section 8.1 shall not apply to any Confidential Information that was part of the public domain at the time of its receipt by the Employee or becomes part of the public domain in any manner and for any reason other than an act by the Employee, unless the Employee is legally compelled (by applicable law, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such Confidential Information, in which event the Employee shall provide the Corporation with prompt notice of such requirement so that the Corporation may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, the Employee shall exercise reasonable efforts in good faith to obtain assurance that confidential treatment will be accorded such Confidential Information.

8.2  Return Memoranda, etc. To deliver promptly to the Corporation on termination of his employment, or at any other time the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation's business and all property associated therewith, which the Employee may then possess or have under his control.

8.3  Non-competition. Provided that this Agreement has not been breached by the Corporation, the Employee agrees that he shall not at any time prior to one (1) year after the expiration or termination of his employment with the Corporation, own, manage, operate, be a director or an employee of, or a consultant to any person, business, corporation, partnership, trust, limited liability company or other firm or enterprise ("Person") which is engaged in marketing, selling or distributing products or in developing product candidates in the United States which contain technology meant to achieve all or some of the same effects as the Corporation’s Aversion® Technology and are directly competitive with: (a) the Corporation’s products or product candidates in development or (b) its licensee’s products or product candidates in development that contain Aversion® Technology. For avoidance of doubt, product candidates are as evidenced by the current written product development plan and/or business plan of the Corporation at the time of termination of the Employee's employment and/or described in the Corporation’s most recent filing on Form 10-K with the Securities and Exchange Commission as of the date of the termination of the Employee’s employment.

If any of the provisions of this section, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this section, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Corporation's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.4  Injunctive Relief. The Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 8.1, 8.2, or 8.3 hereof will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach.

8.5  Expenses of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Section 8.1, 8.2 or 8.3, hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

8.6  Non-Solicitation. The Employee covenants and agrees not to (and not to cause or direct any Person to) hire or solicit for employment any employee of the Corporation or any of its subsidiaries or affiliates. The prohibitions of this Section 8.6 shall apply (i) for six (6) months following the termination of the Employee’s employment by the Corporation without Cause or by the Employee for Good Reason, prior to a Change of Control, (ii) for twelve (12) months following the termination of the Employee’s employment for Cause, prior to a Change of Control, or (iii) for twenty-four (24) months following a Change of Control.

8.7  Assignment of Invention. All discoveries, inventions, improvements and innovations, whether patentable or not (including all data and records pertaining thereto), which Employee may invent, discover, originate or conceive during the Term of this Agreement and which directly relate to the business of the Corporation or any of its subsidiaries as described in the Corporation’s filings with the Securities and Exchange Commission, shall be the sole and exclusive property of the Corporation. Employee shall promptly and fully disclose each and all such discoveries, inventions, improvements or innovations to the Corporation. Employee shall assign to the Corporation his entire right, title and interest in and to all of his discoveries, inventions, improvements and innovation described in this Section 8.7 and any related U.S. or foreign patent and patent applications, shall execute any instruments reasonably necessary to convey or perfect the Corporation’s ownership thereof, and shall assist the Corporation in obtaining, defending and enforcing its rights therein. The Corporation shall bear all expenses it authorizes to be incurred in connection with such activity and shall pay the Employee reasonable compensation for time spent by the Employee in performing such duties at the request of the Corporation after the termination of his employment, for a period not to exceed three (3) years.

9. Indemnification. The Corporation will defend, indemnify and hold harmless the Employee, to the maximum extent permitted by applicable law and the by-laws of the Corporation, against all claims, costs, charges and expenses incurred or sustained by him in connection with any action, suit or other proceeding to which he may be made a party by reason of his being an officer, director or employee of the Corporation or of any subsidiary or affiliate thereof. Furthermore, the Corporation hereby represents that it will maintain during the Term, Directors and Officers insurance coverage in the amount of at least Five Million Dollars ($5,000,000), provided that such five million dollars is payable exclusively for claims against the directors and officers of the Corporation and not for claims against the Corporation.

10. Warranties.

The Employee hereby warrants that as of the date hereof the Employee is not employed (other than by the Corporation) and is not a party to any other employment contract, express or implied. The Employee warrants that he has no other obligation, contractual or otherwise, which would prevent him from accepting the Corporation’s offer of employment under the terms of this Agreement and from complying with its provisions. The Employee warrants that he will not utilize during his employment hereunder any confidential information obtained through or in connection with his prior employment. The Employee warrants that he knows of no reason why he would not be able to perform his obligations under this Agreement. The Employee warrants that he has duly executed and delivered this Agreement and it is valid, binding and enforceable against the Employee in accordance with its terms.

The Corporation warrants to the Employee that this Agreement has been duly approved and authorized by its Board of Directors, that this Agreement has been duly executed and delivered on behalf of the Corporation and that this Agreement is valid, binding and enforceable against the Corporation in accordance with its terms.

11. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile, with confirmation of receipt, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given three (3) business days after the date sent), to the parties at their respective addresses herein above set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

12. General.

12.1  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

12.2  Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.3  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

12.4  Assignability. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

12.5  Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.6  Counterparts. This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

12.7  Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ATTEST:	ACURA PHARMACEUTICALS, INC.

_________________________	By: /s/ Peter Clemens

WITNESS:	EMPLOYEE

___________________________	By: /s/ Robert Jones
Robert Jones

EXHIBIT A

ACURA PHARMACEUTICALS, INC.

STOCK OPTION AGREEMENT

ACURA PHARMACEUTICALS, INC., a New York corporation (the "Company"), hereby grants Robert B. Jones (the "Optionee"), an option (the “Option”) to purchase Thirty Thousand (30,000) shares (the "Shares") of the Company's common stock,$.01 par value per share ("Common Stock"), at the price set forth in Paragraph 2 hereof, and in all respects subject to the terms, definitions and provisions of the Company’s 1998 Stock Option Plan, as amended (the "Plan"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference. Terms not defined shall have the meanings set forth in the Plan. In the event of any conflict, between the terms of this Agreement and the Plan, the terms of the Plan shall control.

1. NATURE OF OPTION. This Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent the limits of Code Section 422(d) are exceeded, this Option shall be deemed a non-Incentive Stock Option.

2. EXERCISE PRICE. The exercise price of the Shares shall be ____ Dollars and _____ Cents ($___) per share of Common Stock subject to this Option, which is equal to the last sale price of the Common Stock on the trading day immediately preceding the Commencement Date (as defined in the Executive Employment Agreement between the Optionee and the Company dated March 18, 2008), as reported by the NASDAQ Capital Market.

3. EXERCISE OF OPTION. This Option vested and shall be exercisable during its term as follows:

(a) Vesting Period.

This Option shall only vest and be exercisable to the extent of One Thousand Five Hundred (1,500) Shares on the last day of each calendar month commencing May 31, 2008.

(b) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise this Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such Shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the President/Treasurer of the Company. The written notice shall be accompanied by payment of the Exercise Price pursuant to the provisions of Section 2 and Section 3(c). This Option may not be exercised for a fraction of a share.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

(c) Method of Payment. Payment of the Exercise Price shall be by

(i)	cash;

(ii)	check;

(iii)
promissory note, provided (A) such method of payment shall have been approved by the Board of Directors of the Company as an accepted method of payment, and (B) such promissory note shall be full recourse as to principal and interest and shall bear interest at the market rate, which market rate shall be equal to the rate of interest available to the Optionee in a third party arms-length loan transaction of similar nature and amount;

(iv)
shares of the Company's Common Stock, provided (A) such method of payment shall have been approved by the Board of Directors of the Company as an accepted method of payment, and (B) such shares of Common Stock have held by the Optionee for at least six (6) months prior to being surrendered, as consideration for the Shares to be issued upon exercise of an Option and having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised; or

(v)	any combination of such payment methods.

4. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. TERMINATION OF STATUS AS AN EMPLOYEE. Except as otherwise provided in Sections 6 and 7 below, if the Optionee ceases to serve as an Employee, he may, but only within the applicable time periods provided in his Employment Agreement with the Company dated March 18, 2008, exercise this Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise this Option at the date of such termination, or if he does not exercise this Option within the time specified herein, this Option shall terminate.

6. DISABILITY OF OPTIONEE. Notwithstanding the provisions of Section 5 above, if the Optionee is unable to continue his employment with the Company as a result of his total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he may, but only within twelve (12) months from the date of termination of employment due to such disability, exercise this Option to the extent he was entitled to exercise it at the date of such termination. If he does not exercise this Option (which he was entitled to exercise) within the time specified herein, this Option shall terminate.

7. DEATH OF OPTIONEE. In the event of the death of the Optionee:

(a) during the term of this Option and while an Employee of the Company and having been in Continuous Status as an Employee since the Grant Date of this Option, this Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living until one (1) month after the date of death; or

(b) within thirty (30) days after the termination of the Optionee's Continuous Status as an Employee, this Option may be exercised, at any time within three (3) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

8. RESTRICTIONS ON TRANSFER. This Option may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9. TERM OF OPTION. This Option may not be exercised more than ten (10) years from the Grant Date of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

10. EARLY DISPOSITION OF SHARES. The Optionee understands that in order to obtain the most advantageous tax treatment for stock acquired pursuant to this Option, the Optionee is required to hold the Shares for a certain period of time. The Optionee understands that if he disposes of any Shares received under this Option within two (2) years after the date of this Agreement or within one (1) year after such Shares were transferred to him, he will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the positive difference between the exercise price for the Shares and the lower of the Fair Market Value of the Shares at the date of exercise of this Option and the sales price of the Shares. The Optionee agrees to notify the Company in writing within thirty (30) days after the date of any such disposition and to advise the Company of the amount of gain on the sale and shall deliver to the Company any federal income tax withholding amounts required in connection therewith. The Optionee understands that if he disposes of such Shares at any time after the expiration of such two-year and one-year periods, any gain on such sale will be taxed at applicable capital gain rates.

11. NO RIGHTS AS SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate to him for such Shares.

12. ANTI-DILUTION PROVISIONS. If prior to expiration of this Option there shall occur any change in the outstanding Common Stock of the Company by reason of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, reorganization, liquidation, subscription rights offering, or the like, and as often as the same shall occur, then the kind and number of shares subject to the Option, or the purchase price per share of Common Stock, or both, shall be adjusted by the Board of Directors in such manner as it may deem equitable, the determination of which shall be binding and conclusive. Failure of the Board of Directors to provide for any such adjustment shall be conclusive evidence that no adjustment is required. The Company shall have the right to engage a firm of independent auditors, to make any computation provided for in this Section, and a certificate of that firm showing the required adjustment shall be conclusive and binding

13. NO OBLIGATION TO EXERCISE OPTION. The granting of this Option shall impose no obligation upon the Optionee to exercise such Option.

14. ACCEPTANCE OF PROVISIONS. The execution of this Option Agreement by Optionee shall constitute Optionee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Option Agreement.

15. NOTICES. (a) All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. All such notices or communications to the Company shall be addressed to the attention of its President, at its then principal office, and to Optionee at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.

(b) Any notice of exercise, in whole or in part, of an Option granted hereby must be received by the Company at its principal office at 616 N. North Court, Suite 120 Palatine, IL 60067 by 5:00 p.m. on the day on which an Option or portion thereof expires.

16.  GOVERNING LAW. This Option shall be governed by and construed in accordance with the laws of the State of New York, except to the extent pre-empted by federal law.

17. MISCELLANEOUS. Merger. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter, and this Agreement cannot be changed except by a writing executed by both parties.

(b)  Variations In Pronouns. All pronouns and any variations thereof used herein refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

(c) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

DATE OF GRANT: April 7, 2008	ACURA PHAMACEUTICALS, INC.

By:
Name: Peter A. Clemens
Title: Senior Vice President and Chief Financial Officer

Acknowledgment and Acceptance of Optionee

The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto as Exhibit A, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions or disputes arising under the Plan.

Name: Robert B. Jones

Dated:

EXHIBIT A

1998 Stock Option Plan

EXHIBIT B

ACURA PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant Name:	Robert B. Jones

Number of RSUs Granted:	Fifty Thousand (50,000)

Award Date:	April 7, 2008

Vesting Schedule:	Two Thousand Five Hundred (2,500) RSUs on the last day of each calendar month commencing May 31, 2008.

THIS AGREEMENT (the “RSU Agreement” or “Agreement”) is between ACURA PHARMACEUTICALS, INC., a New York corporation (the “Company”) and the employee named above (the “Participant”), and is made in accordance with the ACURA PHARMACEUTICALS, INC. 2005 Restricted Stock Unit Award Plan (the “Plan”).

W I T N E S S E T H

WHEREAS, pursuant to the Plan, the Company has granted to the Participant for services to be rendered to the Company, effective as of the Award Date, a restricted stock unit award (the “RSU Award” or “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Agreement and the Plan, the Company hereby grants to the Participant a RSU Award for the aggregate number of Restricted Stock Units (the “RSUs”) set forth above.

3. Vesting. The Award shall vest and become nonforfeitable with respect to the applicable portion of the total number of RSUs comprising the Award (subject to adjustment under Section 10 of the Plan), as described in the Vesting Schedule above, subject to earlier acceleration or termination as provided herein and in Sections 5 and 7 of the Plan. In addition to acceleration of vesting of the Award upon the occurrence of any events providing for acceleration of vesting under Section 5(c) of the Plan, the Award shall fully and immediately vest and become nonforfeitable if the Participant terminates his employment with the Company for “Good Reason” as such term is defined in the Participant’s Employment Agreement with the Company dated March 18, 2008. Except as provided in this Section and in Section 5(c) of the Plan, the Participant’s RSUs shall be forfeited to the extent such RSUs have not become vested upon the date the Participant’s services as an employee terminates. Except as otherwise provided in this Section 3 and in Section 5(c) of the Plan, the Vesting Schedule above requires the Participant’s full time continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement.

4. Distribution with Respect to Stock Units. RSUs credited to a Participant’s Stock Unit Account that have become vested Stock Units will be distributed in shares of Common Stock pursuant to the terms of the Plan.

5. Plan. The Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference. Unless otherwise expressly provided in this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any additional rights in the Participant not expressly set forth in the Agreement or in a written amendment thereto. If there is any conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Participant acknowledges receipt of a complete copy of the Plan and agrees to be bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Award Date first above written. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions of this Agreement and of the Plan.

ACURA PHARMACEUTICALS, INC. (a New York corporation)		PARTICIPANT

By:	Peter A. Clemens	(Signature)
Its:	Senior Vice President and Chief Financial Officer

Robert B. Jones (Print Name)

20 Beekman Terrace
(Address)

Summit, New Jersey 07901
(City, State, Zip Code)